CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
MTM Technologies, Inc. (formerly, Micros-to-Mainframes, Inc.)

We hereby consent to incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-3 of MTM Technologies, Inc. of our report dated May 21, 2004, related to the consolidated balance sheets of MTM Technologies, Inc. (formerly, Micros-to-Mainframes, Inc.) and Subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended March 31, 2004, which report appears in the Annual Report on Form 10-K for the year ended March 31, 2004. We also consent to the reference to our Firm under the captions “Experts” in such Registration Statement.

/s/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

October 1, 2004